Mr. George Scimone
Senior Vice President and
   Chief Financial Officer
The Reader's Digest Association, Inc.
Pleasantville, New York  10570-7000

Dear Mr. Scimone,

We have been furnished with a copy of Form 10-Q of The Reader's Digest Association, Inc. and Subsidiaries (the "Company") as of and for the three month periods ended September 30, 1998 and 1997, and have read the Company's statements contained in Note 8 to the Consolidated Condensed Financial Statements included therein. As stated in Note 8, the Company changed its method for calculating the market-related value of pension plan assets used in determining the return-on-asset component of annual pension expense and the cumulative net unrecognized gain or loss subject to amortization, and asserts that the new method is preferable in the circumstances because it results in pension plan asset values that more closely approximate fair value, while still mitigating the effect of annual market value fluctuations. In accordance with your request, we have reviewed and discussed with Company officials the circumstances, business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date for any period subsequent to June 30, 1998 nor have we audited the information set forth in the aforementioned Note 8 to the Consolidated Condensed Financial Statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for the purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly  adopted
method   of   accounting   is   preferable   in   the   Company's
circumstances.

Very truly yours,


/S/KPMG PEAT MARWICK LLP
KPMG Peat Marwick LLP
New York, New York

November 13, 1998